Exhibit 99.1

CONTACT:	Investor Relations

Suzanne Rosenberg

Vice President, Corporate Communications

201-267-8000

Financial Dynamics

Leigh Parrish/Melissa Merrill

212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER AND

SIX-MONTH RESULTS

~ Q2 Includes Charge Associated with Previously Announced Expense Reduction Plan ~

~ Company Reiterates Full Year Guidance ~

Paramus, NJ – September 4, 2008 -- Movado Group, Inc. (NYSE: MOV), today announced second quarter and six-month results for the period ended July 31, 2008. For the second quarter, adjusted diluted earnings per share were $0.39 compared with $0.45 in fiscal 2008 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, diluted earnings per share were $0.32 and included a $2.2 million pre-tax charge related to the Company’s previously announced expense reduction plan.

Second Quarter Fiscal 2009

•

Net sales in the second quarter of fiscal 2009 were $129.7 million. Fiscal 2008 net sales of $139.5 million included $8.3 million of excess discontinued product. Excluding the sales of discontinued product, net sales decreased 1.1%.

•

Gross profit was $83.9 million, or 64.7% of sales, compared to $83.3 million, or 59.8% of sales last year. Excluding excess discontinued product sales in the second quarter of fiscal 2008, year-ago adjusted gross profit was $83.4 million, or 63.6% of sales. On a comparable basis, gross margin in the second quarter of fiscal 2009 expanded 110 basis points.

•

Operating profit was $11.1 million and included a $2.2 million charge related to the implementation of the Company’s expense reduction plan. Excluding this charge, adjusted operating profit was $13.3 million versus $16.3 million in the year-ago period.

•	Income tax expense of $2.7 million reflects a 24.6% tax rate in the second quarter compared to income tax expense of $4.1 million, or a 24.9% tax rate, recorded last year.
•

Net income in the quarter was $8.1 million. Excluding the after-tax effect of the aforementioned charge, adjusted net income was $9.8 million compared to net income of $12.3 million in the prior year period.

First Half Fiscal 2009

•	Net sales were $231.0 million. Year-ago net sales of $240.8 million included $11.0 million of excess discontinued product. Excluding the sales of discontinued product, net sales increased 0.5%.
•

Gross profit was $148.9 million, or 64.5% of sales, compared to $145.0 million, or 60.2% of sales last year. Excluding excess discontinued product sales in the year-ago period, adjusted gross profit was $145.4 million, or 63.3% of sales. On a comparable basis, gross margin in the first half of fiscal 2009 expanded 120 basis points.

•

Operating profit was $12.8 million. Excluding the aforementioned charge recorded in the second quarter of fiscal 2009, adjusted operating profit was $14.9 million versus $19.1 million in the year-ago period.

•	Income tax expense of $3.2 million reflects a 25.4% tax rate for the year-to-date period compared to income tax expense of $4.8 million, or a 24.2% tax rate, recorded last year.
•

Net income was $9.4 million. Excluding the after-tax effect of the charge recorded in the second quarter of fiscal 2009, adjusted net income was $11.0 million, or $0.42 per diluted share, compared to net income of $14.7 million, or $0.54 per diluted share, in the prior year period.

Efraim Grinberg, President and Chief Executive Officer, commented, “While our second quarter results reflect the continued challenging macroeconomic environment, the decisive actions we’ve taken to reduce expenses and improve productivity are designed to position our company to emerge quickly and even stronger than before, as the economy recovers. At the same time, we continue to gain market share with a combination of strong product innovation and a powerful presence at the point-of-sale, along with consistent marketing support and advertising investment across our spectrum of brands.”

Mr. Grinberg continued, “Our business is well positioned as we enter the second half of the year and we remain on track to achieve our financial objectives and strategic initiatives. The importance of branding is paramount in today’s consumer spending environment and we will continue to strongly support and differentiate each of our brands with exciting new product introductions and bold new image-building advertising campaigns.”

Rick Cote, Executive Vice President and Chief Operating Officer, stated, “As previously announced on August 7, 2008, we have initiated an expense reduction plan to streamline operations, reduce expenses, and improve efficiencies across the Company’s global organization. Our expense reduction plan is targeted to generate $25 million in annualized savings, or 8% of the Company’s operating expenses, with $6 million of these savings expected to be realized in the current fiscal year. These actions, together with continued gross margin improvement, will enable us to achieve our mid-teen operating margin objective on an accelerated basis. Importantly, our balance sheet remains strong and we will continue to leverage our solid financial flexibility to invest in the future growth of our business.”

Excluding the charge and cost savings associated with Movado Group’s previously announced expense reduction plan, and recognizing the limited visibility on the economic environment, the Company is maintaining its fiscal 2009 diluted earnings per share guidance of approximately $1.65 to $1.72, based on a projected tax rate of 24%. In fiscal 2008, the Company reported adjusted diluted earnings per share of $1.71, which excluded a net realized tax benefit and an accrual for product returns recorded in the fourth quarter.

Upon completion of a one million share repurchase program in April of fiscal 2009, Movado Group initiated a new repurchase program during the first quarter of fiscal 2009 to buyback up to one million additional shares of its common stock. To-date, with both programs, the Company has repurchased a total of 1.9 million shares at a total cost of $38.9 million.

The Company’s management will host a conference call today, September 4, 2008 at 10:00 a.m. Eastern Time to discuss its second quarter financial results. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding the Company that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting net sales excluding excess discontinued product sales (and gross profit excluding such sales) because the Company believes that it is useful to investors to eliminate the effect of these unusual sales in order to improve the comparability of the Company’s results for the periods presented. Adjusted gross margin is based on net sales excluding excess discontinued product sales, which did not contribute to gross profit in any of the periods presented.

The Company is presenting adjusted operating profit, which is operating profit excluding the effect of a pre-tax charge associated with the Company’s expense reduction program, and adjusted net income, which is net income excluding the after-tax effect of such charge. The company is presenting adjusted operating profit and adjusted net income because it believes that it is useful to investors to eliminate the effect of such a non-recurring charge, in order to improve the comparability of the periods presented and to better show trends in the Company’s results of operations for the periods presented.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, trends, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, reduced discretionary spending by consumers due to the recent tightening of credit, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC. Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2008	2007	2008	2007

Net sales	$129,689	$139,467	$231,042	$240,830
Cost of sales	45,786	56,121	82,119	95,832
Gross profit	83,903	83,346	148,923	144,998
Selling, general and administrative expenses	72,763	67,009	136,170	125,889
Operating profit	11,140	16,337	12,753	19,109
Interest expense	(794)	(872)	(1,500)	(1,751)
Interest income	523	1,062	1,480	2,309
Income before income taxes and minority interests	10,869	16,527	12,733	19,667
Provision for income tax	2,669	4,117	3,236	4,764
Minority interests	64	146	112	239
Net income	$ 8,136	$ 12,264	$ 9,385	$ 14,664
Net income per diluted share	$ 0.32	$ 0.45	$ 0.36	$ 0.54
Number of shares outstanding	25,384	27,272	26,033	27,259

MOVADO GROUP, INC. Reconciliation tables (in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2008	2007	2008	2007

Operating profit (GAAP)	$11,140	$16,337	$12,753	$19,109
Severance related expenses (1)	2,192	-	2,192	-
Adjusted operating profit (non-GAAP)	$13,332	$16,337	$14,945	$19,109

Three Months Ended		Six Months Ended
July 31,		July 31,

2008	2007	2008	2007

Net income (GAAP)	$8,136	$12,264	$9,385	$14,664
Severance related expenses (1)	1,644	-	1,644	-
Adjusted net income (Non-GAAP)	$9,780	$12,264	$11,029	$14,664

Number of shares outstanding	25,384	27,272	26,033	27,259
Adjusted net income per share (non-GAAP)	$0.39	$0.45	$0.42	$0.54

(1)	Charges related to the implementation of the Company's expense reduction plan.

MOVADO GROUP, INC. CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)

	July 31,	January 31,	July 31,
	2008	2008	2007
ASSETS

Cash and cash equivalents	$84,503	$169,551	$112,456
Trade receivables, net	96,372	94,328	100,611
Inventories	238,736	205,129	215,557
Other current assets	48,352	50,317	37,443
Total current assets	467,963	519,325	466,067

Property, plant and equipment, net	71,472	68,513	61,040
Deferred income taxes	20,223	20,024	27,863
Other non-current assets	38,404	38,354	37,417
Total assets	$598,062	$646,216	$592,387

LIABILITIES AND EQUITY

Current portion of long-term debt	$10,000	$10,000	$5,000
Accounts payable	21,331	38,397	30,708
Accrued liabilities	43,543	42,770	38,037
Deferred and current taxes payable	568	8,526	5,717
Total current liabilities	75,442	99,693	79,462

Long-term debt	49,776	50,895	62,475
Deferred and non-current income taxes	6,577	6,363	32,181
Other liabilities	24,306	24,205	24,384
Minority Interests	1,977	1,865	1,467
Shareholders' equity	439,984	463,195	392,418
Total liabilities and equity	$598,062	$646,216	$592,387